Exhibit 10.20

GSG HOLDING

(UNITED KINGDOM) LIMITED

and

CONTEGO NEWCO COMPANY

SERVICES AGREEMENT

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	PROVISION OF SERVICES	3

3	OBLIGATIONS OF SUPPLIER	3

4	OBLIGATIONS OF RECIPIENT	3

5	PAYMENT	3

6	ACCESS TO RECORDS	4

7	CONFIDENTIALITY	4

8	FORCE MAJEURE	4

9	DATA PROTECTION	5

10	EXCLUSION OF LIABILITY	5

11	TERM AND TERMINATION	5

12	CONSEQUENCES OF TERMINATION OR EXPIRY	6

13	SURVIVAL	6

14	SEVERABILITY	6

15	ASSIGNMENT AND SUB-CONTRACTING	6

16	NOTICES	6

17	AMENDMENTS	6

18	NO PARTNERSHIP, AGENCY ETC.	7

19	NO WAIVER	7

20	ENTIRE AGREEMENT	7

21	FURTHER ASSURANCE	7

22	GOVERNING LAW	7

23	COUNTERPARTS	7

Schedule 1		9

Schedule 2		10

THIS AGREEMENT is made on the 17th day of June 2009

BETWEEN:

(1)

GSG HOLDING (UNITED KINGDOM) LIMITED a company incorporated in the United Kingdom with company number 5198049 and whose registered office is at 4th floor, 22 Buckingham Gate, London SW1E 6 LB (“Supplier”); and

(2)	CONTEGO NEWCO COMPANY incorporated in Delaware (registration number 4640222) and whose registered office is at 1209 Orange Street, Wilmington, DE 19801, USA (“Recipient”).

WHEREAS:

(A)	The Supplier and the Recipient are both members of the Global Strategies Group (a worldwide group of companies comprising Global Strategies Group Holding SA and its Subsidiaries) that is one of the world’s leading providers of defence, development and corporate risk management services for clients operating in high-stakes situations.

(B)	The principal business of the Supplier is the provision of consultancy services to the Parent and its Affiliates drawing on its own resources and from third parties to provide such services.

(C)	The Recipient and its Subsidiaries have a continuing need for the provision of the Services for the purpose of running their businesses and the Supplier has agreed to provide the Services to the Recipient and its Subsidiaries on the terms set out in this Agreement.

(D)	The Supplier has concluded a similar service agreement to this Agreement with another Affiliate of the Parent.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Affiliate”	means, in relation to any company, its subsidiary or holding company or any subsidiary of any such holding company. For the purposes of this definition a company is a “subsidiary” of another company (“Subsidiary”), its “holding company”, if that other company:

(a) holds a majority of the voting rights in it; or

(b) is a shareholder of it and has the right to appoint or remove a majority of its board of directors; or

(c) is a shareholder of it and controls alone, or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(d) if it is a subsidiary of a company which is itself a subsidiary of that holding company;

“Agreement”	means the terms set out in this document (including its Schedules) as amended from time to time;

“Group”	means the Parent and its Affiliates,

“Confidential Information”	means all information of a confidential nature disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one Party to the other Party including, without limitation, any information relating to products, operations, processes, plans or intentions, client information, product information, financial information, intellectual property rights, market opportunities and business affairs or those of clients or other contacts and shall in the case of the Recipient include any and all such information of its Subsidiaries. For the purposes of this definition, “confidential nature” shall refer to information which is identified as confidential at the time of disclosure or would be considered to be confidential by a reasonable person based upon the nature of the information and the circumstances of disclosure;

“Effective Date”	means 1 January 2009;

“Parent”	means Global Strategies Group Holding S.A., a company registered in Luxembourg and whose registered office is at 15 Boulevard Roosevelt, L-2450 Luxembourg or its replacement from time to time as the ultimate parent of the group of companies to which the Parties belong (as the case may be);

“Parties”	means the parties to this Agreement;

“Service Fee”	means the remuneration as calculated in accordance with Schedule 2 to be paid by the Recipient to the Supplier for the Services; and

“Services”	means the services listed in Schedule 1, or such other services as are agreed between the Parties from time to time.

“Subsidiary”	has the meaning given in the definition of “Affiliate”

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	words importing persons shall include firms, companies, corporations, bodies corporate, associations, partnerships or permanent establishments;

1.2.2	a reference to a person shall include a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.3	save as otherwise provided herein, any reference to a Section or Schedule (or part thereof) shall be a reference to a section or schedule (or part thereof) of this Agreement unless it appears from the context that a reference to some other provision is intended; and

1.2.4	a reference to a statute, statutory provision or subordinated legislation is a reference to it as it is in force from time to time and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts;

1.2.5	the section headings and captions in this Agreement are inserted for convenience or reference only and shall not be considered a part of or affect the construction or interpretation of this Agreement.

2	PROVISION OF SERVICES

2.1	For the duration of this Agreement, except where otherwise expressly stated, the Supplier shall provide the Services to the Recipient on a continuing basis. For the avoidance of doubt no specific requests for the Services from the Recipient will be required following the Effective Date. The Parties agree that the Services are to be provided hereunder not only to the Recipient but also to the Recipient’s Subsidiaries and that for this purpose where the context admits reference in this Agreement to the Recipient shall be deemed include the Recipient’s Subsidiaries.

2.2	Where expressly stated in Schedule 1, certain Services shall commence from a specified date only or shall terminate at a specified date (and, for the avoidance of doubt, where such specified dates precede the date of this Agreement, the relevant Services shall be treated as having been commenced or terminated as at such date as applicable).

2.3	The Supplier agrees to provide the Services:

2.3.1	with reasonable care and skill and to the best of its knowledge and abilities; and

2.3.2	expeditiously where time is of the essence for the provision of those Services.

3	OBLIGATIONS OF SUPPLIER

3.1	The Supplier shall, in providing the Services, comply fully with such reasonable requirements as may be notified by the Recipient from time to time.

3.2	The Supplier shall consult on a periodic basis with the Recipient regarding the nature and scope of the Services for the purpose of ensuring compliance with all applicable laws and regulations.

3.3	The Supplier shall:

3.3.1	use all reasonable endeavours to employ sufficient and appropriately qualified personnel; and

3.3.2	use all reasonable endeavours to establish and maintain sufficient and adequate offices and other facilities, to enable it to perform the Services in a timely and efficient manner.

4	OBLIGATIONS OF RECIPIENT

4.1	The Recipient shall provide the Supplier with such information and assistance as is reasonably required by the Supplier to enable the Supplier to provide the Services in accordance with this Agreement.

4.2	The Recipient shall use all reasonable endeavours to keep the Supplier informed of any special requirements (including statutes and codes of practice) applicable to the carrying out of the Services. To the extent reasonably necessary and practicable the Recipient shall promptly take steps to comply with such special requirements.

5	PAYMENT

5.1	In consideration of the Supplier’s provision of the Services, the Recipient shall pay the Supplier the Service Fee.

5.2	The Service Fee shall be:

5.2.1	calculated monthly by the Supplier;

5.2.2	invoiced within 30 (thirty) days of the end of the month to which it relates, each invoice being accompanied by a statement of its computation using the method described in Schedule 2; and

5.2.3	due for settlement in US Dollars (US$) by the Recipient within 30 (thirty) days of the date of the invoice by cash or inter-company loan account.

5.3	The Recipient shall pay value added and all other indirect taxes properly imposed by any governmental entity or authority on amounts payable under this Agreement. The Recipient shall pay such tax(es) in addition to the sums due under this Agreement.

5.4	Interest may be charged on overdue payments at the rate of two per cent (2%) per annum over the base rate of HSBC Bank from time to time from the date payment is due until the date payment is made (whether before or after any judgment by a court).

6	ACCESS TO RECORDS

6.1	The Supplier shall keep full, true and accurate records relating to the computation of any amounts payable pursuant to this Agreement. The Recipient and its authorised agents shall have the right, upon reasonable notice, subject to the Supplier’s reasonable security policies and requirements and during regular business hours at reasonable intervals based upon the circumstances, to audit and inspect such records, and make reasonable copies thereof.

7	CONFIDENTIALITY

7.1	Each Party agrees and undertakes that during the term of this Agreement and thereafter it will keep confidential any Confidential Information which may become known to that Party from the other Party and will not without the prior written consent of the other Party disclose the same to any third party.

7.2	To the extent necessary to implement the provisions of this Agreement each Party may disclose the Confidential Information to those of its employees, subcontractors, agents and advisers as may be reasonably necessary or desirable provided that each Party shall at all times procure compliance by such employees, subcontractors, agents and advisers with its obligations of confidentiality under this Agreement.

7.3	For the avoidance of doubt, Confidential Information does not include information which;

7.3.1	is already in the public domain;

7.3.2	is disclosed to the other Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the owner;

7.3.3	is or becomes generally available in the public domain through no act or default on the part of either Party or either Party’s employees, subcontractors, agents and advisers; or

7.3.4	is required to be disclosed by operation of law.

8	FORCE MAJEURE

8.1	Neither Party shall be deemed to be in breach of this Agreement by reason of any delay in performing, or any failure to perform, any of its respective obligations in relation to this Agreement, if the delay or failure was due to any cause beyond its reasonable control including, but not limited to, acts of God, explosions, floods, fire or accident, war or threat of war, sabotage, civil disturbance, prohibitions or measures of any kind on the part of any governmental, parliamentary or other competent authority, import or export regulations or embargoes or industrial actions or trade disputes (whether involving employees of either Party or of a third party).

9	DATA PROTECTION

9.1	In relation to any processing of personal data under or in relation to this Agreement, each Party agrees to comply with its respective obligations under the Data Protection Act 1998 and any other relevant or applicable privacy or data protection laws and regulations and its obligations under any group policy or intra-group agreements on privacy or data protection.

9.2	To the extent the Supplier processes any personal data on behalf of the Recipient in its performance of the Services under this Agreement (including, without limitation, as part of any data processing services to the Recipient) (“Personal Data”) the Supplier shall:

9.2.1	ensure that it has in place appropriate technical and organisational security measures to protect any Personal Data against unauthorised or unlawful processing and against accidental loss or destruction of, or damage to, Personal Data; and

9.2.2	follow any additional reasonable instructions of the Recipient in relation to such processing of Personal Data.

10	EXCLUSION OF LIABILITY

10.1	Except as set out in this Agreement, all conditions, warranties and representations, expressed or implied by statute, common law or otherwise, are excluded to the maximum extent permitted by law.

10.2	The Parties agree that in no event snail either Party be liable for any consequential, incidental, indirect, special or punitive damage, loss or expenses (including but not limited to business interruption, loss of business, loss of customers, loss of profits, loss of data, loss of anticipated profits or loss of savings) even if it has been advised of their possible existence.

10.3	Nothing in this Agreement shall operate to exclude or restrict either Party’s liability for:

10.3.1	death or personal injury resulting from negligence; or

10.3.2	fraud.

10.4	The Supplier’s total liability arising from or in connection with this Agreement (whether arising in contract, tort or in any other manner) shall be limited to the Service Fee paid to the Supplier under this Agreement in the year immediately preceding the time that the right to take action arises.

11	TERM AND TERMINATION

11.1	The Parties acknowledge that, except where otherwise expressly stated, this Agreement sets out the terms on which the Supplier has been carrying out and will continue to carry out the Services for the Recipient since the Effective Date and, for the avoidance of doubt, the Services provided by the Supplier to the Recipient prior to the date of signature of this Agreement shall be treated as Services provided pursuant to and in accordance with the terms of this Agreement as if this Agreement had been signed on the Effective Date.

11.2	This Agreement has an initial term of three (3) years from the date of this Agreement (the “Initial Term”), unless terminated earlier pursuant to Section 11.3, following which, the Agreement shall be automatically renewed at the end of the Initial Term and following that on each anniversary of the Agreement for further periods of one year unless either Party gives written notice to the other Party not later than 3 months before the end of the Initial Term or such anniversary to terminate this Agreement at the end of the Initial Term or on the relevant anniversary thereof (as the case may be).

11.3	This Agreement may be terminated immediately by either Party:

11.3.1	on written notice if the other Party is in material breach of this Agreement and, in the event of a material breach capable of being remedied, fails to remedy the material breach within thirty (30) days of receipt of notice thereof in writing; or

11.3.2	on written notice if the other Party becomes unable to pay its debts when due or insolvent or a receiver or administrator is appointed over the whole or any material part of the other Party’s assets or the other Party is struck off (without the ability to be reinstated) the Register of Companies (or similar register) in the jurisdiction where it was formed or an order is made or a resolution passed for winding up the other Party (unless such order or resolution is part of a voluntary scheme for the reconstruction or amalgamation of the Party as a solvent corporation and the resulting corporation, if a different legal person, undertakes to be bound by the terms of this Agreement); or

11.3.3	if the other Party ceases to be its Affiliate.

12	CONSEQUENCES OF TERMINATION OR EXPIRY

12.1	Termination or expiry of this Agreement shall not affect a Party’s accrued rights and obligations that may have arisen on or before the date of termination or expiry including, but not limited to, the payment of any sums outstanding under this Agreement at the date of termination or expiry.

12.2	Upon termination of this Agreement, or at any time during the course of this Agreement, at the request of either Party, the other Party shall, as soon as is reasonably practicable, deliver to that Party or, at the sole discretion of that Party, destroy, all materials containing, bearing, consisting of or otherwise incorporating Confidential Information.

13	SURVIVAL

13.1	Any provisions of this Agreement which are intended to survive termination or expiry of this Agreement (either expressly or by implication) shall continue in full force and effect after such expiry or termination.

14	SEVERABILITY

14.1	In the event that any provision of this Agreement shall be determined to be partially void or unenforceable by any court or body of competent jurisdiction or by virtue of any legislation to which it is subject or by virtue of any other reason whatsoever, it shall be void or unenforceable to that extent only and no further and the validity and enforceability of any of the other provisions herein shall not be affected thereby.

15	ASSIGNMENT AND SUB-CONTRACTING

15.1	Neither Party shall assign or transfer this Agreement (or purport to do so) without the prior written consent of the other Party save that either Party may assign, transfer or sub-contract this Agreement or any part of its rights and obligations under this Agreement to an Affiliate of that Party without the prior written consent of the other Party.

16	NOTICES

16.1	Notices shall be in writing and may be served by recorded delivery mail or facsimile with confirmation of delivery to the address of the Party to be served stated above or last known to the Party serving the notice and shall be deemed to have arrived if sent by recorded delivery mail when delivered and if sent by facsimile at the time of transmission.

17	AMENDMENTS

17.1	No amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorised representative of each of the Parties to it.

18	NO PARTNERSHIP, AGENCY ETC.

18.1	Nothing in this Agreement shall create, or be deemed to create, a partnership or joint venture nor establish an agency relationship between the Parties hereto, unless expressly stated otherwise.

19	NO WAIVER

19.1	No delay, neglect or forbearance on the part of either Party in enforcing against the other Party any provision of this Agreement shall either be, or be deemed to be, a waiver or in any way prejudice any right of that Party under this Agreement.

19.2	No single or partial exercise of a right or remedy provided by any agreement or by any law prevents a further exercise of such right or remedy or the exercise of another right or remedy.

19.3	Except as expressly provided in this Agreement, the rights and remedies contained herein are cumulative and not exclusive of rights or remedies provided by law.

20	ENTIRE AGREEMENT

20.1	This Agreement and any documents referred to in this Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings between the Parties with respect hereto.

21	FURTHER ASSURANCE

21.1	Each Party shall, from time to time and on being required to do so by the other Party, perform or procure the performance of all such acts and/or execute or procure the execution of all such documents as are necessary to give full effect to this Agreement (including, to the extent necessary, obtaining any necessary approval from any governmental or other regulatory authority) and to secure to each Party the full benefit of the rights, powers and remedies conferred upon it by or pursuant to this Agreement.

22	GOVERNING LAW

22.1	This Agreement shall be governed and construed in accordance with the laws of England and Wales and shall be subject to the exclusive jurisdiction of the courts of England and Wales.

23	COUNTERPARTS

23.1	This Agreement may be executed in one or more counterparts and by the Parties on separate counterparts and shall become effective upon each Party executing at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute the same instrument.

EXECUTED by the authorised representative of each Party as of the date first written above.

SIGNED by P.M. WHITE		)

for and on behalf of		)

GSG HOLDING (UNITED KINGDOM) LIMITED

/s/ P.M. White	Signature

SIGNED by R JONES		)

for and on behalf of		)

CONTEGO NEWCO COMPANY

/s/ Ronald Jones	Signature

Schedule 1

Services

Supplier services to be provided to the Recipient

The consultancy services provided by the Supplier to the Recipient will be agreed between the parties from time to time and shall include, but will not be limited to, the following:

•	Accounting Services

•	Administrative support Services

•	Business development Services

•	Strategic and operating advisory Services

•	Public relations Services

•	Legal and compliance Services

•	Human resources Services

•	Insurance Services

•	Information technology and communications Services

Schedule 2

Service Fee Calculation

1.	Definitions

1.1	In this Schedule 2, unless expressly stated otherwise:

“Costs”	means, in any period, the sum of all direct and indirect Internal and External Costs incurred by the Supplier but excluding any Exceptional Costs in providing the services to the Group in such period;

“Cost Base”	Those costs incurred in providing services to the Group;

“Exceptional Costs”	means exceptional costs incurred by the Supplier which do not form part of the Supplier’s recurring costs, including (by way of example only) restructuring costs, costs in connection with legal action or tortious or contractual claims by third parties etc;

“External Costs”	means all service fees charged by third parties to the Supplier for services rendered to the Supplier to support its supply of services to the Group, including (by way of example only) third party legal and other professional services fees; and

“Internal Costs”	means all costs other than External Costs incurred by the Supplier in providing services to the Group.

2	Method of calculation

2.1	Any costs incurred by the Supplier in connection with stewardship or shareholder related activities, will be charged to the Parent.

2.2	Exceptional costs will be excluded from the Cost Base for re-charges.

2.3	Costs and expenses will be charged to a specific Affiliate of the Parent where direct costs incurred in providing services to that Affiliate can be identified.

It is often not possible (and impractical or uneconomic to attempt) to specifically identify the costs of each service provided to each Affiliate of the Parent. In this case costs will be allocated to the beneficiary of the service using a suitable allocation, such as sales and/or headcount.

2.4	A profit mark up of 7.5% shall be added to 40% of the Internal Costs.

2.5	No profit mark up shall be added to any External Costs forming part of the Cost Base 40% of which External Costs shall be re-invoiced at cost as part of the Service Fee.

2.6	An illustration of the calculation of the Service Fee is set out below.

	Service Fee Calculation	£	£
	Total costs		X
Less	Exceptional costs	x
	Stewardship/Shareholder costs	x
	Direct costs – Services provided to specific affiliates	x

(x)
	Net costs		X
Less	External costs		(x)

	Internal costs (subject to mark up)		X
Cost base for re-charges

	40% of External costs	x
	40% of Internal costs	x
	Mark up on 40% of Internal costs @ 7.5%	x

x

Note 1	Exceptional Costs and stewardship/shareholder costs are excluded from the Cost Base.

Note 2	Costs are allocated direct to the beneficiary of the service where it is possible to do this.

Note 3	A mark up of 7.5% is applied to both direct costs where it is possible to identify a specific beneficiary, and Indirect Costs, where it is not possible to identify a specific beneficiary.

Note 4	Where it is not possible to allocate the Costs to a specific Affiliate, Costs are allocated using a suitable allocation key for the nature of the Cost, such as sales and/or headcount.